Exhibit 10.1

January 30, 2017

Keith Westby
Senior Vice President
Dear Keith:
It is my pleasure to confirm your promotion to Senior Vice President & Chief Operating Officer effective January 30, 2017. You will report to Glenn Sblendorio, President & Chief Financial Officer. This position is exempt according to federal wage law, which means you will not be eligible for ovettime pay for hours worked in excess of 40 in a given work week.
Your annualized salary will increase to $325,000 less taxes, effective January 30, 2017 and you will be classified as an Officer of the Company. Your bonus target will increase to 40%.
Keith, I congratulate you on this achievement and trust you will meet the challenges of your new position with great success. If you are in agreement with this letter, please sign and return a fully executed copy to me .

/s/ Amy Sheehan
Amy Sheehan
Vice President, Human Resources

Accepted by: /s/ Keith Westby
Date: 2/1/17